Exhibit 99.1

Primoris Services Corporation Reports Second Quarter 2022 Results

Dallas, TX – August 8, 2022– Primoris Services Corporation (NASDAQ GS: PRIM) (“Primoris” or the “Company”) today announced financial results for its second quarter ended June 30, 2022 and provided the Company’s outlook for 2022.

For the second quarter 2022, Primoris reported the following(1):

●	Record revenue of $1,022.9 million
●	Net income of $50.2 million
●	Fully diluted earnings per share (“EPS”) of $0.93
●	Adjusted net income of $26.1 million
●	Adjusted diluted earnings per share (“Adjusted EPS”) of $0.48
●	Adjusted earnings before interest, income taxes, depreciation and amortization (“Adjusted EBITDA”) of $56.1 million
●	Record Backlog of $4.572 billion, an increase of 59 percent over prior year
●	Gain of $40.1 million on property sale as we continue to optimize our assets and reduce costs

2022 Year-to-Date Highlights(1):

●	Revenue of $1,807.3 million
●	Net income of $48.5 million
●	Fully diluted EPS of $0.90
●	Adjusted net income of $26.6 million
●	Adjusted EPS of $0.49
●	Adjusted EBITDA of $78.8 million
●	Maintained quarterly dividend of $0.06

(1)	Please refer to “Non-GAAP Measures” and Schedules 1, 2 and 3 for the definitions and reconciliations of our Non-GAAP financial measures, including “Adjusted Net Income,” “Adjusted EPS” and “Adjusted EBITDA.”

“We delivered record revenues and significantly increased total backlog in the second quarter, supported by continued strength in our utility and energy/renewables segments. Over 94 percent of our second quarter revenue was driven by these two segments, underscoring the work we have done to expand our presence in growing markets with strong secular tailwinds, which has helped offset declining volumes in our pipeline segment,” said Tom McCormick, President and Chief Executive Officer of Primoris.

“During the quarter, we also announced our acquisition of PLH Group, substantially growing our exposure to attractive, higher-margin utility markets while accelerating our shift towards recurring MSA revenue. PLH’s foothold in the renewable power-to-grid market also creates solid cross-selling opportunities with the solar projects we have recently been awarded and those that we are pursuing, totaling close to half a billion dollars in value year-to-date.”

“While we have faced operational challenges associated with fuel and labor inflation, our teams have done a great job of re-negotiating rates and leveraging commercial discipline to mitigate the impact of these factors going forward,” he added. “Our robust performance this quarter gives us confidence in the long-term strength of our business strategy, and we look forward to continuing this momentum into the latter part of 2022.”

Second Quarter 2022 Results Overview

Revenue was $1,022.9 million for the three months ended June 30, 2022, an increase of $141.3 million, compared to the same period in 2021. The increase was primarily due to an increase in revenue in our Energy/Renewables segment as well as our Utilities segment, partially offset by a decrease in revenue in our Pipeline segment. Gross profit was $92.1 million for the three months ended June 30, 2022, a decrease of $20.9 million compared to the same period in 2021. The decrease was primarily due to a decrease in margins, partially offset by an increase in revenue. Gross profit as a percentage of revenue decreased to 9.0 percent for the three months ended June 30, 2022, compared to 12.8 percent for the same period in 2021, primarily as a result of negative gross margins in the Company’s Pipeline segment, the favorable impact from the closeout of multiple pipeline projects in the Company’s Pipeline segment in 2021, and increased labor, material, and fuel costs in the Company’s Utilities segment. Partially offsetting the overall decline was the favorable impact of the change in useful lives of certain equipment which reduced the Company’s depreciation expense for the three months ended June 30, 2022 by $5.3 million.

This press release includes Non-GAAP financial measures. The Company believes these measures enable investors, analysts and management to evaluate Primoris’ performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. In addition, management believes these measures are useful in comparing the Company’s operating results with those of its competitors. Please refer to “Non-GAAP Measures” and Schedules 1, 2 and 3 for the definitions and reconciliations of the Company’s Non-GAAP financial measures, including “Adjusted Net Income,” “Adjusted EPS” and “Adjusted EBITDA”.

During the second quarter of 2022, net income was $50.2 million compared to net income of $36.3 million in the previous year. Adjusted Net Income was $26.1 million for the second quarter compared to $40.5 million for the same period in 2021. EPS of $0.93 compared to $0.67 in the previous year. Adjusted EPS was $0.48 for the second quarter of 2022 compared to $0.75 for the second quarter of 2021. Adjusted EBITDA was $56.1 million for the second quarter of 2022, compared to $83.4 million for the same period in 2021.

The Company’s three segments are: Utilities, Energy/Renewables and Pipeline Services (“Pipeline”). Revenue and gross profit for the segments for the three and six months ended June 30, 2022 and 2021 were as follows:

Segment Revenue

(in thousands, except %)

(unaudited)

	For the three months ended June 30,
	2022		2021
		% of		% of
		Total		Total
Segment	Revenue	Revenue	Revenue	Revenue
Utilities	$476,121	46.5%	$425,421	48.3%
Energy/Renewables	486,349	47.6%	335,010	38.0%
Pipeline	60,478	5.9%	121,179	13.7%
Total	$1,022,948	100.0%	$881,610	100.0%

	For the six months ended June 30,
	2022		2021
		% of		% of
		Total		Total
Segment	Revenue	Revenue	Revenue	Revenue
Utilities	$834,849	46.2%	$760,433	44.7%
Energy/Renewables	845,399	46.8%	687,874	40.5%
Pipeline	127,085	7.0%	251,632	14.8%
Total	$1,807,333	100.0%	$1,699,939	100.0%

Segment Gross Profit

(in thousands, except %)

(unaudited)

	For the three months ended June 30,
	2022		2021
		% of		% of
		Segment		Segment
Segment	Gross Profit	Revenue	Gross Profit	Revenue
Utilities	$40,356	8.5%	$48,849	11.5%
Energy/Renewables	53,143	10.9%	33,232	9.9%
Pipeline	(1,390)	(2.3%)	30,945	25.5%
Total	$92,109	9.0%	$113,026	12.8%

	For the six months ended June 30,
	2022		2021
		% of		% of
		Segment		Segment
Segment	Gross Profit	Revenue	Gross Profit	Revenue
Utilities	$62,709	7.5%	$70,565	9.3%
Energy/Renewables	93,074	11.0%	75,904	11.0%
Pipeline	(7,189)	(5.7%)	46,738	18.6%
Total	$148,594	8.2%	$193,207	11.4%

Utilities Segment (“Utilities”): Revenue increased by $50.7 million, or 12 percent, for the three months ended June 30, 2022, compared to the same period in 2021, primarily due to increased activity with power delivery customers ($38.7 million). Gross profit for the three months ended June 30, 2022 decreased by $8.5 million, or 17 percent, compared to the same period in 2021, due to lower margins, partially offset by higher revenue. Gross profit as a percentage of revenue decreased to 8.5 percent during the three months ended June 30, 2022, compared to 11.5 percent in the same period in 2021, primarily due to increased fuel and labor costs from the inflationary environment we are experiencing in 2022.

Energy and Renewables Segment (“Energy/Renewables”): Revenue increased by $151.3 million, or 45 percent, for the three months ended June 30, 2022, compared to the same period in 2021, primarily due to increased renewable energy activity ($98.6 million) and electric power activity that began in the third quarter of 2021. Gross profit for the three months ended June 30, 2022, increased by $19.9 million, or 60 percent, compared to the same period in 2021, primarily due to higher revenue and margins. Gross profit as a percentage of revenue increased to 10.9 percent during the three months ended June 30, 2022, compared to 9.9 percent in the same period in 2021, primarily due to higher costs associated with a liquified natural gas (“LNG”) project in the northeast in 2021 and increased revenue on higher margin renewable energy projects in 2022.

Pipeline Services (“Pipeline”): Revenue decreased by $60.7 million, or 50 percent, for the three months ended June 30, 2022, compared to the same period in 2021. The decrease is primarily due to the substantial completion of four pipeline projects in 2021 ($63.6 million) and a decline in the overall midstream pipeline market demand. Gross profit for the three months ended June 30, 2022 decreased by $32.3 million compared to the same period in 2021, primarily due to lower revenue and margins. Gross profit as a percentage of revenue decreased to (2.3 percent) during the three months ended June 30, 2022, compared to 25.5 percent in the same period in 2021, primarily due to lower than anticipated volumes in 2022, which lead to higher relative carrying costs for equipment and personnel. In addition, we had a favorable impact from the closeout of multiple pipeline projects in 2021.

Other Income Statement Information

Selling, general and administrative (“SG&A”) expenses were $59.7 million for the three months ended June 30, 2022, an increase of $2.0 million, or 3 percent, compared to 2021. SG&A expense as a percentage of revenue decreased to 5.8 percent in 2022 compared to 6.6 percent in 2021 primarily due to increased revenue.

Interest expense, net for the three months ended June 30, 2022 was $4.7 million compared to $4.8 million for the three months ended June 30, 2021. The decrease of $0.1 million was due to a favorable impact from the change in the fair value of our interest rate swap, partially offset by higher average debt balances from the borrowings incurred related to the FIH acquisition as well as a higher average interest rate.

The Company recorded an income tax expense for the three months ended June 30, 2022 of $13.1 million compared to income tax expense of $13.6 million for the three months ended June 30, 2021. The effective tax rate was 20.7 percent for the three months ended June 30, 2022. The rate differs from the U.S. federal statutory rate of 21 percent, primarily due to state income taxes net of the effects of a release in a valuation allowance during the second quarter.

Sale and Leaseback Transaction

The company completed a sale and leaseback transaction of land and buildings in California for an aggregate sales price, net of closing costs, of $49.9 million and recorded a gain on the transaction of $40.1 million as we continue to reduce costs and improve our operational footprint.

Outlook

The Company is raising its estimates for the year ending December 31, 2022. Net income is expected to be between $2.40 and $2.60 per fully diluted share. Adjusted EPS is estimated in the range of $2.39 to $2.59 for 2022.

The Company is targeting SG&A expense as a percentage of revenue in the low-to-mid six percent range for the 2022 calendar year. The Company’s targeted gross margins by segment are as follows: Utilities in the range of 10 to 13 percent; Energy/Renewables in the range of 9 to 12 percent; and Pipeline in the range of 1 to 3 percent for 2022. The Company expects its effective tax rate for 2022 to be approximately 20.5 percent but may vary depending on the mix of states in which the Company operates.

During the three months ended June 30, 2022, the Company spent approximately $65.8 million for capital expenditures, which included $36.6 million for construction equipment. Capital expenditures for the remaining six months of 2022 are expected to total between $60 million and $70 million, which includes $30 million to $40 million for construction equipment.

The guidance provided above constitutes forward-looking statements, which are based on current economic conditions and estimates, and the Company does not include other potential impacts, such as changes in accounting or unusual items. Supplemental information relating to the Company’s financial outlook is posted in the Investor Relations section of the Company’s website at www.primoriscorp.com.

Backlog

(in millions)

	Backlog at June 30, 2022
Segment	Fixed Backlog	MSA Backlog	Total Backlog
Utilities	$12	$1,547	$1,559
Energy/Renewables	2,720	159	2,879
Pipeline	76	58	134
Total	$2,808	$1,764	$4,572

At June 30, 2022, Fixed Backlog was $2.8 billion, an increase of $387 million, or 16 percent compared to $2.4 billion at March 31, 2022. MSA Backlog represents estimated MSA revenue for the next four quarters. MSA Backlog was $1.8 billion, an increase of 10 percent, compared to $1.6 billion at March 31, 2022. Total Backlog as of June 30, 2022 was $4.6 billion. The Company expects that during the next four quarters, the Company will recognize as revenue approximately 76 percent of the total backlog at June 30, 2022, composed of backlog of approximately: 100 percent of Utilities; 62 percent of Energy/Renewables; and 100 percent of Pipeline.

Backlog, including estimated MSA revenue, should not be considered a comprehensive indicator of future revenue. Revenue from certain projects where scope, and therefore contract value, is not adequately defined, is not included in Fixed Backlog. At any time, any project may be cancelled at the convenience of the Company’s customers.

Liquidity and Capital Resources

As of June 30, 2022, the Company had $91.3 million of unrestricted cash and cash equivalents. The Company had $65.0 million of outstanding borrowings under the revolving credit facility, commercial letters of credit outstanding were $29.3 million and the available borrowing capacity was $105.7 million.

Dividend

The Company also announced that on August 3, 2022, its Board of Directors declared a $0.06 per share cash dividend to stockholders of record on September 30, 2022, payable on October 14, 2022.

The Company has paid consecutive quarterly cash dividends since 2008, and currently expects that comparable cash dividends will continue to be paid for the foreseeable future. The declaration and payment of future dividends is contingent upon the Company’s revenue and earnings, capital requirements, and general financial conditions, as well as contractual restrictions and other considerations deemed to be relevant by the Board of Directors.

Share Purchase Program

In November 2021, the Company’s Board of Directors authorized a $25.0 million share purchase program. In February 2022, the Company’s Board of Directors replenished the limit to $25.0 million. During the three months ended June 30, 2022, the Company purchased and cancelled 148,000 shares of common stock, which in the aggregate equaled $3.4 million at an average share price of $22.77. As of June 30, 2022, we had $21.6 million remaining for purchase under the share purchase program. The share purchase plan expires on December 31, 2022.

Response to the COVID-19 Pandemic

The Company continues to take steps to protect its employees’ health and safety during the COVID-19 pandemic. Primoris has a written corporate COVID-19 Plan in place, as well as Business Continuity Plans (by business unit and segment), based on guidelines from the U.S. Centers for Disease Control and Prevention, the Occupational Safety and Health Administration, and their Canadian counterparts.

Conference Call and Webcast

As previously announced, management will host a teleconference call on Tuesday, August 9, 2022, at 9 a.m. U.S. Central Time (10 a.m. U.S. Eastern Time). Tom McCormick, President and Chief Executive Officer, and Ken Dodgen, Executive Vice President and Chief Financial Officer, will discuss the Company’s results and financial outlook.

Investors and analysts are invited to participate by phone at 1-888-330-3428, or internationally at 1-646-960-0679 (access code: 7581464) or via the Internet at www.primoriscorp.com. A replay of the call will be available on the Company’s website or by phone at 1-800-770-2030, or internationally at 1-647-362-9199 (access code: 7581464), for a seven-day period following the call.

Presentation slides to accompany the conference call are available for download in the Investor Relations section of Primoris’ website at www.primoriscorp.com. Once at the Investor Relations section, please click on “Events & Presentations.”

Non-GAAP Measures

This press release contains certain financial measures that are not recognized under generally accepted accounting principles in the United States (“GAAP”). Primoris uses earnings before interest, income taxes, depreciation and amortization (“EBITDA”), Adjusted EBITDA, Adjusted Net Income, and Adjusted EPS as important supplemental measures of the Company’s operating performance. The Company believes these measures enable investors, analysts, and management to evaluate Primoris’ performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. In addition, management believes these measures are useful in comparing the Company’s operating results with those of its competitors. The non-GAAP measures presented in this press release are not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. In addition, Primoris’ method of calculating these measures may be different from methods used by other companies, and, accordingly, may not be comparable to similarly titled measures as calculated by other companies that do not use the same methodology as Primoris. Please see the accompanying tables to this press release for reconciliations of the following non‐GAAP financial measures for Primoris’ current and historical results: EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted EPS.

About Primoris

Primoris Services Corporation is a leading specialty contractor providing critical infrastructure services to the utility, energy/renewables and pipeline services markets throughout the United States and Canada. The Company supports a diversified base of blue-chip customers with engineering, procurement, construction and maintenance services. A focus on multi-year master service agreements and an expanded presence in higher-margin, higher-growth markets such as utility-scale solar facility installations, renewable fuels, power delivery systems and communications infrastructure have also increased the Company’s potential for long-term growth. Additional information on Primoris is available at www.primoriscorp.com.

Forward Looking Statements

This press release contains certain forward-looking statements, including the Company’s outlook, that reflect, when made, the Company’s expectations or beliefs concerning future events that involve risks and uncertainties, including with regard to the Company’s future performance. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipates”, “believes”, “could”, “estimates”, “expects”, “intends”, “may”, “plans”, “potential”, “predicts”, “projects”, “should”, “will”, “would” or similar expressions. Forward-looking statements include information concerning the possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the effects of regulation and the economy, generally. Forward-looking statements involve known and unknown risks, uncertainties, and other factors, which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Actual results may differ materially as a result of a number of factors, including, among other things, customer timing, project duration, weather, and general economic conditions; changes in the mix of customers, projects, contracts and business; regional or national and/or general economic conditions and demand for the Company’s services; macroeconomic impacts arising from the long duration of the COVID-19 pandemic, including labor shortages and supply chain disruptions; price, volatility, and expectations of future prices of oil, natural gas, and natural gas liquids; variations and changes in the margins of projects performed during any particular quarter; increases in the costs to perform services caused by changing conditions; the termination, or expiration of existing agreements or contracts; the budgetary spending patterns of customers; inflation and other increases in construction costs that the Company may be unable to pass through to customers; cost or schedule overruns on fixed-price contracts; availability of qualified labor for specific projects; changes in bonding requirements and bonding availability for existing and new agreements; the need and availability of letters of credit; costs incurred to support growth, whether organic or through acquisitions; the timing and volume of work under contract; losses experienced in the Company’s operations; the results of the review of prior period accounting on certain projects and the impact of adjustments to accounting estimates; developments in governmental investigations and/or inquiries; intense competition in the industries in which the Company operates; failure to obtain favorable results in existing or future litigation or regulatory proceedings, dispute resolution proceedings or claims, including claims for additional costs; failure of partners, suppliers or subcontractors to perform their obligations; cyber-security breaches; failure to maintain safe worksites; risks or uncertainties associated with events outside of the Company’s control, including severe weather conditions, public health crises and pandemics (such as COVID-19), war or other armed conflict (including Russia’s invasion of Ukraine), political crises or other catastrophic events; client delays or defaults in making payments; the availability of credit and restrictions imposed by credit facilities; failure to implement strategic and operational initiatives; risks or uncertainties associated with acquisitions, dispositions and investments; possible information technology interruptions or inability to protect intellectual property; the Company’s failure, or the failure of the Company’s agents or partners, to comply with laws; the Company's ability to secure appropriate insurance; new or changing legal requirements, including those relating to environmental, health and safety matters; the loss of one or a few clients that account for a significant portion of the Company's revenues; asset impairments; and risks arising from the inability to successfully integrate acquired businesses. In addition to information included in this press release, additional information about these and other risks can be found in Part I, Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and the Company’s other filings with the U.S. Securities and Exchange Commission (“SEC”). Such filings are available on the SEC’s website at www.sec.gov. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements. Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

###

Company Contact
Ken Dodgen	Jeremy Apple
Executive Vice President, Chief Financial Officer	Investor Relations
(214) 740-5608	(312) 690-6003
kdodgen@prim.com	PrimorisIR@clermontpartners.com

PRIMORIS SERVICES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Revenue	$1,022,948	$881,610	$1,807,333	$1,699,939
Cost of revenue	930,839	768,584	1,658,739	1,506,732
Gross profit	92,109	113,026	148,594	193,207
Selling, general and administrative expenses	59,730	57,747	115,184	111,179
Transaction and related costs	5,199	480	5,522	14,376
Gain on sale and leaseback transaction	(40,084)	—	(40,084)	—
Operating income	67,264	54,799	67,972	67,652
Other income (expense):
Foreign exchange gain (loss), net	560	(466)	444	(443)
Other income, net	155	379	146	374
Interest expense, net	(4,705)	(4,820)	(7,581)	(9,456)
Income before provision for income taxes	63,274	49,892	60,981	58,127
Provision for income taxes	(13,120)	(13,597)	(12,501)	(15,984)
Net income	50,154	36,295	48,480	42,143

Dividends per common share	$0.06	$0.06	$0.12	$0.12

Earnings per share:
Basic	$0.94	$0.68	$0.91	$0.82
Diluted	$0.93	$0.67	$0.90	$0.81

Weighted average common shares outstanding:
Basic	53,263	53,729	53,251	51,634
Diluted	53,852	54,285	53,815	52,137

PRIMORIS SERVICES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands)

(Unaudited)

	June 30,	December 31,
	2022	2021

ASSETS
Current assets:
Cash and cash equivalents	$91,254	$200,512
Accounts receivable, net	597,195	471,656
Contract assets	484,724	423,659
Prepaid expenses and other current assets	144,774	86,263
Total current assets	1,317,947	1,182,090
Property and equipment, net	462,801	433,279
Operating lease assets	139,037	158,609
Deferred tax assets	1,286	1,307
Intangible assets, net	176,077	171,320
Goodwill	591,646	581,664
Other long-term assets	25,036	15,058
Total assets	$2,713,830	$2,543,327
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$345,476	$273,463
Contract liabilities	250,225	240,412
Accrued liabilities	227,319	174,821
Dividends payable	3,192	3,192
Current portion of long-term debt	63,116	67,230
Total current liabilities	889,328	759,118
Long-term debt, net of current portion	637,914	594,232
Noncurrent operating lease liabilities, net of current portion	79,629	98,059
Deferred tax liabilities	38,501	38,510
Other long-term liabilities	35,660	63,353
Total liabilities	1,681,032	1,553,272
Commitments and contingencies
Stockholders’ equity
Common stock	6	6
Additional paid-in capital	262,394	261,918
Retained earnings	769,523	727,433
Accumulated other comprehensive income	875	698
Total stockholders’ equity	1,032,798	990,055
Total liabilities and stockholders’ equity	$2,713,830	$2,543,327

PRIMORIS SERVICES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Six Months Ended
	June 30,
	2022	2021
Cash flows from operating activities:
Net income	$48,480	$42,143
Adjustments to reconcile net income to net cash provided by operating activities (net of effect of acquisitions):
Depreciation and amortization	40,778	51,702
Stock-based compensation expense	3,995	7,485
Gain on sale of property and equipment	(9,972)	(7,110)
Gain on sale and leaseback transaction	(40,084)	—
Unrealized gain on interest rate swap	(4,571)	(2,255)
Other non-cash items	579	566
Changes in assets and liabilities:	—	—
Accounts receivable	(105,690)	11,357
Contract assets	(63,640)	(27,733)
Other current assets	(54,142)	(19,448)
Other long-term assets	(13,118)	(181)
Accounts payable	62,877	6,900
Contract liabilities	9,798	(56,688)
Operating lease assets and liabilities, net	(1,088)	(1,831)
Accrued liabilities	34,932	6,266
Other long-term liabilities	(247)	(5,010)
Net cash (used in) provided by operating activities	(91,113)	6,163
Cash flows from investing activities:
Purchase of property and equipment	(65,815)	(62,755)
Proceeds from sale of assets	11,184	10,534
Proceeds from sale and leaseback transaction, net of related expenses	49,887	—
Cash paid for acquisitions, net of cash acquired	(39,631)	(606,974)
Net cash used in investing activities	(44,375)	(659,195)
Cash flows from financing activities:
Borrowings under revolving line of credit	65,000	100,000
Payments on revolving line of credit	—	(100,000)
Borrowings under Canadian credit facility	12,379	—
Payments under Canadian credit facility	(12,379)	—
Proceeds from issuance of long-term debt	30,000	421,000
Payments on long-term debt	(55,957)	(79,515)
Proceeds from issuance of common stock	—	178,712
Debt issuance costs	—	(4,876)
Dividends paid	(6,390)	(6,110)
Purchase of common stock	(3,370)	—
Other	(3,083)	(4,959)
Net cash provided by financing activities	26,200	504,252
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(45)	585
Net change in cash, cash equivalents and restricted cash	(109,333)	(148,195)
Cash, cash equivalents and restricted cash at beginning of the period	205,643	330,975
Cash, cash equivalents and restricted cash at end of the period	$96,310	$182,780

Non-GAAP Measures

Schedule 1

Primoris Services Corporation

Reconciliation of Non-GAAP Financial Measures

Adjusted Net Income and Adjusted EPS

(In Thousands, Except Per Share Amounts)

(Unaudited)

Adjusted Net Income and Adjusted EPS

Primoris defines Adjusted Net Income as net income (loss) adjusted for certain items including, (i) non‐cash stock‐based compensation expense; (ii) transaction/integration and related costs; (iii) asset impairment charges; (iv) changes in fair value of the Company’s interest rate swap; (v) change in fair value of contingent consideration liabilities; (vi) amortization of intangible assets; (vii) amortization of debt discounts and debt issuance costs; (viii) losses on extinguishment of debt; (ix) severance and restructuring changes; (x) selected (gains) charges that are unusual or non-recurring; and (xi) impact of changes in statutory tax rates. The Company defines Adjusted EPS as Adjusted Net Income divided by the diluted weighted average shares outstanding. Management believes these adjustments are helpful for comparing the Company’s operating performance with prior periods. Because Adjusted Net Income and Adjusted EPS, as defined, exclude some, but not all, items that affect net income and diluted earnings per share, they may not be comparable to similarly titled measures of other companies. The most comparable GAAP financial measures, net income and diluted earnings per share, and information reconciling the GAAP and non‐GAAP financial measures, are included in the table below.

	Three Months Ended June 30,			Six Months Ended June 30,
	2022	2021	a	2022	2021
Net income as reported (GAAP)	$50,154	$36,295		$48,480	$42,143
Non-cash stock based compensation	2,442	1,333		3,995	2,388
Transaction/integration and related costs (1)	5,199	480		5,522	14,376
Amortization of intangible assets	3,463	4,666		7,073	8,829
Amortization of debt issuance costs	283	283		566	566
Unrealized gain on interest rate swap	(1,675)	(972)		(4,571)	(2,255)
Gain on sale and leaseback transaction	(40,084)	-		(40,084)	-
Income tax impact of adjustments	6,302	(1,578)		5,637	(6,574)
Adjusted net income	$26,084	$40,507		$26,618	$59,473
Weighted average shares (diluted)	53,852	54,285		53,815	52,137
Diluted earnings per share	$0.93	$0.67		$0.90	$0.81
Adjusted diluted earnings per share	$0.48	$0.75		$0.49	$1.14

(1)	The six month period ended June 30, 2021, includes $5.1 million in stock compensation expense related to the acquisition of Future Infrastructure Holdings, LLC (“FIH”).

Schedule 2

Primoris Services Corporation

Reconciliation of Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA

(In Thousands)

(Unaudited)

EBITDA and Adjusted EBITDA

Primoris defines EBITDA as net income (loss) before interest, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted for certain items including, (i) non‐cash stock‐based compensation expense; (ii) transaction/integration and related costs; (iii) asset impairment charges; (iv) severance and restructuring changes; (v) change in fair value of contingent consideration liabilities; and (vi) selected (gains) charges that are unusual or non-recurring. The Company believes the EBITDA and Adjusted EBITDA financial measures assist in providing a more complete understanding of the Company’s underlying operational measures to manage its business, to evaluate its performance compared to prior periods and the marketplace, and to establish operational goals. EBITDA and Adjusted EBITDA are non‐GAAP financial measures and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. These non‐GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies. The most comparable GAAP financial measure, net income, and information reconciling the GAAP and non‐GAAP financial measures are included in the table below.

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net income as reported (GAAP)	$50,154	$36,295	$48,480	$42,143
Interest expense, net	4,705	4,820	7,581	9,456
Provision for income taxes	13,120	13,597	12,501	15,984
Depreciation and amortization	20,606	26,850	40,778	51,702
EBITDA	88,585	81,562	109,340	119,285
Non-cash stock based compensation	2,442	1,333	3,995	2,388
Transaction/integration and related costs (1)	5,199	480	5,522	14,376
Gain on sale and leaseback transaction	(40,084)	-	(40,084)	-
Adjusted EBITDA	$56,142	$83,375	$78,773	$136,049

(1)	The six month period ended June 30, 2021, includes $5.1 million in stock compensation expense related to the acquisition of FIH.

Schedule 3

Primoris Services Corporation

Reconciliation of Non-GAAP Financial Measures

Forecasted Guidance for 2022

(In Thousands, Except Per Share Amounts)

(Unaudited)

The following table sets forth a reconciliation of the forecasted GAAP net income to Adjusted Net Income and EPS to Adjusted EPS for the year ending December 31, 2022.

	Estimated Range
	Full Year Ending
	December 31, 2022
Net income as defined (GAAP)	$129,600	$140,400
Non-cash stock based compensation	7,500	7,500
Amortization of intangible assets	18,300	18,300
Amortization of debt issuance costs	2,200	2,200
Unrealized gain on interest rate swap	(4,600)	(4,600)
Transaction/integration and related costs	16,000	16,000
Gain on sale and leaseback transaction	(40,100)	(40,100)
Income tax impact of adjustments	144	144
Adjusted net income	$129,044	$139,844
Weighted average shares (diluted)	54,000	54,000
Diluted earnings per share	$2.40	$2.60
Adjusted diluted earnings per share	$2.39	$2.59